Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ACQUIRES AUSTRALIAN BASED MURRAY PEST CONTROL

ATLANTA, GEORGIA, March 1, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today announced that it acquired Murray Pest Control, a leading pest control provider in South Australia. The acquisition closed today and continues Rollins’ expansion in Australia since entering the country in 2014.

Established in 1957 and headquartered in Adelaide, Australia, Murray Pest Control is a family-owned business and serves South Australia using a mix of company-owned and franchise operations. Murray Pest Control provides traditional residential, commercial and termite service offerings.

Rollins President and Chief Operating Officer John Wilson stated: “This family-owned business is a great addition to Rollins’ portfolio of terrific owner-led businesses. We see great opportunity for not only the Scott family, but their employees as well.”

Peter Scott, Sr. is the company founder. His sons Peter Jr., Trevor, Gary and close business associate Neil Gratton will remain involved in the company.

About Rollins, Inc.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.statewidepestcontrol.com.au and www.rollins.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expectation of closing the acquisition of Murray Pest Control; the positioning of Murray Pest Control for organic growth and expansion into Asia-Pacific and other growth areas; and the expected successful nature of the Murray Pest Control transaction. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental and tax regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

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